Exhibit 10.1

[New Commerce Letterhead]

December 16, 2004

R. Lamar Simpson

6 Red Oak Road

Greenville, SC 26615

Dear Lamar,

This letter will confirm our understanding and agreement with respect to a bonus payment that is expected to be paid to you in connection with the proposed acquisition of New Commerce BanCorp by SCBT Financial Corporation.

New Commerce intends to pay to you a special bonus of $75,000 on or before December 31, 2004 (the “Special Bonus”).  The Special Bonus will be paid to you in lieu of your regular bonus under the Bonus Plan for calendar year 2004, as set forth and defined in your employment agreement with New Commerce dated as of November 18, 2003 (the “Employment Agreement”).  You will not be able to defer any portion of this bonus payment into our 401(k) Plan.

If the Special Bonus has been paid to you, and in the event that you become entitled to receive severance benefits pursuant to Section 5(e) of the Employment Agreement, then for purposes of calculating the cash severance payment, you will be deemed to have received no bonus for 2004 under the Bonus Plan.  The Special Bonus will not entitle you to any additional severance under the Employment Agreement  (i.e., the cash severance payable to you will be solely an amount equal to 100% of your then-current monthly base salary times twenty-four, and you will not receive any additional severance based on a multiple of any prior year bonus or the Special Bonus).

Please confirm your understanding and acceptance of the terms of this agreement by signing this letter in the space provided below.

Sincerely,

NEW COMMERCE BANCORP

By:	/s/ Marshall J. Collins, Jr.
Marshall J. Collins, Jr.
Chairman, Board of Directors

Acknowledged and agreed as of this 16th day of December, 2004:

/s/ R. Lamar Simpson
R. Lamar Simpson